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                                    RESTATED
                           ARTICLES OF INCORPORATION

                                       OF

                                MCM CORPORATION

         THE ORIGINAL ARTICLES OF INCORPORATION AND ALL SUBSEQUENT AMENDMENTS THERETO HAVE BEEN INTEGRATED INTO ONE DOCUMENT AND RESTATED HEREIN AS REQUIRED BY SECURITIES REGULATION Section 232.102(C). THE LAST AMENDMENT WAS EFFECTIVE SEPTEMBER 14, 1995, AND ACCORDINGLY THIS RESTATEMENT IS BEING FILED WITH THE MCM CORPORATION FORM 10-K FOR THE PERIOD ENDED DECEMBER 31, 1995. COPIES OF THE ORIGINAL ARTICLES OF INCORPORATION AND/OR THE ORIGINAL AMENDMENTS THERETO MAY BE OBTAINED BY CONTACTING CORPORATE SECRETARY, MCM CORPORATION, 702 OBERLIN ROAD, RALEIGH, NORTH CAROLINA 27605.

         The undersigned, being of the age of eighteen years or more, does hereby make and acknowledge these Articles of Incorporation under and by virtue of the laws of the State of North Carolina:

          1. The name of the corporation is McM Corporation. (As amended effective September 28, 1977.)

          2.     The period of duration of the corporation is perpetual.

          3. The purposes for which the corporation is organized are to perform management and other services to insurance companies; to enter into contracts with insurance companies; to perform all activities which may be useful and helpful to insurance companies; and to engage in any other lawful act or activity for which corporations may be organized under Chapter 55 of the General Statutes of North Carolina, including, but not limited to: constructing, manufacturing or producing; repairing, servicing, processing, buying, selling, dealing, brokering, factoring, owning, leasing, distributing, lending, borrowing, investing, transporting, or advertising; performing personal services; and entering into any type of management, advisory, promotional, insurance, guarantyship, fiduciary or representative capacity or relationship with





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or for any persons or corporation whatsoever.

          4.     SHARES

          a. AUTHORIZED SHARES. The aggregate number of shares which the Corporation shall have authority to issue is 11,000,000, of which 10,000,000 shares shall be designated "Common Shares," with a par value of $1.00 of which 1,000,000 shares shall be designated "Preferred Shares" with such par value as the Board of Directors may hereafter determine.

          b. RELATIVE RIGHTS AND PREFERENCES. The relative rights, privileges and limitations of the Common Shares and Preferred Shares shall be as follows:

          1) COMMON SHARES. The holders of Common Shares issued and outstanding, except where otherwise provided by law, these Articles of Incorporation or the Board of Directors, shall have and possess the right to notice of shareholders' meetings and voting rights and powers. Subject to any and all of the rights of the Preferred Shares, as such are determined by the Board of Directors, dividends may be paid on the Common Shares, as and when declared by the Board of Directors, out of any funds of the Corporation legally available for the payment of such dividends.

In the event of dissolution of the Corporation, whether voluntary or involuntary, any distribution to holders of Common Shares shall be subject to the rights and preferences of the holders of the Preferred Shares, as such rights and preferences are determined by the Board of Directors, but all of the shares together shall be entitled to receive the net assets of the Corporation.





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          2)     PREFERRED SHARES.  Authority is expressly granted to the Board of Directors at any time and from time to time to issue the Preferred Shares in one or more series and for such consideration as may be fixed from time to time by the Board of Directors, and to fix, subject to the provisions herein, before the issuance of any shares of a particular series, the designation of such series, the number of shares to comprise such series, the dividend rate per annum payable on the shares of such series, the redemption price or prices of the shares in such series, the conversion features of such series, the voting rights of such series, the liquidation preference of such series, and any other rights, preferences and limitations pertaining to such series. Such rights, preferences and limitations shall be recorded in Articles of Amendment to the Corporation's Articles of Incorporation and filed with the Secretary of State before the issuance of any shares of such series. All shares of any one series of Preferred Shares shall be identical, except that the dates from which dividends shall be cumulative may vary. (As amended effective September 14, 1995.)

          5. The minimum amount of consideration to be received by the corporation for its shares before it shall commence business is $100 in cash or property of equivalent value.

          6. The address of the initial registered office of the corporation in the State of North Carolina is 1001 Wade Avenue, Raleigh, Wake County, North Carolina; and the name of its initial registered agent at such address is Mae C. Tomlinson.





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          7.     The number of directors constituting the initial Board of
Directors shall be one; and the name and address of the person who is to serve as director until the first meeting of shareholders, or until his successors be elected and qualified, is:


       Name                                           Address
       ----                                           -------
R. Peyton Woodson III                      601 Oberlin Road
                                           Raleigh, North Carolina 27605

          8.     The name and address of the incorporator is:

Frank R. Liggett III                       333 Fayetteville Street
                                           Raleigh, North Carolina 27602


          9. No person who is serving or who has served as Director of the corporation shall be personally liable in any action for monetary damages for breach of his or her duty as a Director, whether such action is brought by or in the right of the corporation or otherwise, except for breach of duty for which personal liability cannot be limited or eliminated under the North Carolina Business Corporation Act ("NCBCA") or other applicable law. If the NCBCA or other applicable law is amended after approval by the shareholders of this Article to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the corporation shall be eliminated or limited to the fullest extent permitted by the NCBCA or other applicable law as so amended. Any repeal or modification of this Article by the shareholders of the corporation shall not adversely affect any right or protection of a Director of the corporation existing at the time of such repeal or modification. (As amended effective May 24, 1988.)





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